UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2005

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20939	13-3696170
(CommissionFile Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA 94105
(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant’s telephone number, including area code)

Item 1.01   Material Definitive Agreement

On March 2, 2005, the Compensation Committee adopted the CNET Networks, Inc. 2005 Annual Incentive Plan for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Corporate Vice President, Strategy and Development. It also adopted the 2005 Annual Incentive Plan for the Chief Marketing Officer. Together, the plans are referred to as the “Annual Incentive Plans.”  The Annual Incentive Plans are filed as exhibit 10.1 and 10.2.

The Annual Incentive Plans provide for annual bonuses for the eligible executive officers of the Company if performance measures are met.  The Company’s Compensation Committee has established the plans and determines what officers will participate and whether the performance measures have been met.

Bonuses payable to the CEO, COO, CFO, and the Corporate Vice President, Strategy and Development under the Annual Incentive Plan are determined based on the Company’s achievement of consolidated revenue and net income objectives approved by the Compensation Committee, with 50% of a participant’s target payout being based on the achievement of the revenue objectives and 50% being based on achievement of the net income objectives. Bonuses payable to the CMO are based 25% on revenue, 25% on net income and 50% based on certain sales targets.

Based on the financial results, payouts may be between 25% and 300% of the target. With respect to the revenue component of the payouts target, no payout will be made if the company achieves less than 96% of revenue objectives under the Plans. With respect to the net income component of the payout, no payout will be made if the company achieves less than 85% of the net income objective.

Up to 25% of the participants’ target payouts may be made in the third quarter of 2005 based on achievement of results for the first six months of 2005. The remaining incentive target will be paid in the first quarter of 2006 based on full-year results against objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2005

CNET Networks, Inc. By: /s/ DOUGLAS N. WOODRUM —————————————— Name: Douglas N. Woodrum Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Title
10.1	2005 Annual Incentive Plan for Executive Officers
10.2	2005 Annual Incentive Plan for Chief Marketing Officer